As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-238979

333-251181

333-274746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 333-238979)

Post-Effective Amendment No. 1 (No. 333-251181)

Post-Effective Amendment No. 1 (No. 333-274746)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIFORNIA BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	82-1751097
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1300 Clay Street, Suite 500, Oakland, California	94612
(Address of principal executive offices)	(Zip Code)

California BanCorp Amended and Restated 2017 Equity Incentive Plan

California BanCorp 2017 Equity Incentive Plan

California Bank of Commerce 2014 Equity Incentive Plan

California Bank of Commerce 2007 Equity Incentive Plan

(Full title of plan)

Manisha K. Merchant

Executive Vice President and General Counsel

California BanCorp

12265 El Camino Real, Suite 210

San Diego, California

(844) 265-7622

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 of California BanCorp, a California corporation (the “Registrant”), which have been previously filed with the U.S. Securities and Exchange Commission (the “Prior Registration Statements”):

•

Registration Statement File No.  333-238979, filed on June 5, 2020, registering 721,569 shares of the Registrant’s common stock, no par value per share, issuable under the California BanCorp 2017 Equity Incentive Plan, the California Bank of Commerce 2014 Equity Incentive Plan, and the California Bank of Commerce 2007 Equity Incentive Plan;

•

Registration Statement File No.  333-251181, filed on December 7, 2020, registering 500,000 shares of the Registrant’s common stock, no par value per share, issuable under the California BanCorp Amended and Restated 2017 Equity Incentive Plan; and

•

Registration Statement File No.  333-274746, filed on September 28, 2023, registering 500,000 shares of the Registrant’s common stock, no par value per share, issuable under the California BanCorp Amended and Restated 2017 Equity Incentive Plan.

On July 31, 2024, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 30, 2024, by and between the Registrant and Southern California Bancorp, a California corporation (“SCB”), the Registrant merged with and into SCB (the “Merger”), with SCB continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger. In connection with the Merger, SCB changed its name to California BanCorp.

As a result of the Merger, the offerings pursuant to the Prior Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the respective Prior Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 removes from registration all of the common shares of the Registrant registered but unsold under the Prior Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on July 31, 2024.

CALIFORNIA BANCORP (as successor by merger to the Registrant)

By:	/s/ STEVEN E. SHELTON
Name: Steven E. Shelton
Title: Chief Executive Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.